Exhibit 5.1

April 28, 2016

CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, TX 78249

Ladies and Gentlemen:
We have acted as counsel for CST Brands, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 1, dated as of the date hereof, to the Registration Statement on Form S-8, dated November 30, 2015 (File No. 333-208269) (as so amended, the “Registration Statement”), relating to the registration under the Securities Act of 4,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) of the Company, the maximum aggregate amount issuable pursuant to the CST Brands, Inc. Employee Stock Purchase Plan (the “ESPP”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the ESPP;

(iii)	Amended and Restated Certificate of Incorporation of the Company, dated April
30, 2013;

(iv)	Amended and Restated Bylaws of the Company, effective April 30, 2013;

(v)	resolutions adopted by the Company’s board of directors on September 10, 2015 and on April 19, 2016 approving and authorizing, among other things, the adoption of the ESPP, including the maximum aggregate number of shares of
Common Stock issuable thereunder, the filing of the Registration Statement with the Commission and other related matters; and

(vi)	such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

CST Brands, Inc.
April 28, 2016

In making our examination, we have assumed and not verified that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity; (vi) the Registration Statement, and amendments thereto, if any, will have become effective and will comply with all applicable laws and (vii) the Shares will be sold and issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered by the Company in accordance with the terms and conditions of the ESPP, will be validly issued, fully paid and non-assessable.
This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

We express no opinion other than as to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Paul Hastings LLP